UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2026

GIFTIFY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42206	45-2482974
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Woodfield Road Suite 510 Schaumburg, IL	60173
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 506 9680

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GIFT	The Nasdaq Capital Market LLC

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 24, 2026, the registrant (“Giftify” or the “Company”), received a notice from Nasdaq Listing Qualifications department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that Listing Rules (the “Rules”), specifically Rule 5550(a)(2), require listed securities to maintain a minimum bid price of $1 per share and that for the last 30 consecutive business days the Company’s closing bid price failed to meet this requirement. Nasdaq advised the Company that under Rule 5810(c)(3)(A) the Company had 180 calendar days in which to regain compliance if at any time during this 180-day period the closing bid price of the Company’s shares of common stock were at least $1 for a minimum of ten consecutive business days.

Nasdaq further stated that in the event the Company did not regain compliance during this 180 day period, it could be eligible for additional time to qualify if it met the continued listing requirement for the market value of publicly held shares and all other initial listing standards under Rule 5505 of the Rules, with the exception of the bid price requirement, and that it would need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. Nasdaq stated that it would inform the Company if it met these requirements to allow the Company an additional 180 calendar days to satisfy the $1 minimum closing bid price. Nasdaq advised the Company that in the event that the Nasdaq staff concludes that the Company will not be able to cure the deficiency or was otherwise not eligible under the Rules for continued listing, Nasdaq would provide notice that the Company’s shares of common stock would be subject to delisting.

Item 9.01 Financial Statements and Exhibits.

Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 27, 2026	GIFTIFY, Inc.

	By:	/s/ Ketan Thakker
Ketan Thakker
President and CEO

-3-